Exhibit 4.2

ECLIPSYS CORPORATION

INDUCEMENT GRANT OMNIBUS INCENTIVE PLAN

(Implemented July 8, 2009 pursuant to unanimous written consent of Eclipsys’ Board of Directors effective July 7, 2009; shares available for awards increased on August 3, 2009 from the initial amount of 155,556 to 500,000)

Eclipsys Corporation (the “Company”), a Delaware corporation, hereby establishes and adopts the following Inducement Grant Omnibus Incentive Plan (the “Plan”).

1. PURPOSE OF THE PLAN

The purpose of the Plan is to provide terms and conditions to govern inducement grants made by the Company under Section 5635(c)(4) of the NASDAQ Stock Market Rules (“Inducement Grants”). Such Inducement Grants are intended to assist the Company and its Subsidiaries in recruiting and retaining selected individuals to serve as employees of the Company and its Subsidiaries who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2. DEFINITIONS

2.1. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2. “Award Document” shall mean any agreement, contract, notice, memorandum or other instrument or document evidencing any Award hereunder, including through an electronic medium.

2.3. “Board” shall mean the board of directors of the Company.

2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5. “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules of the principal securities exchange on which the Shares are traded, to the extent required by such rules.

2.6. “Covered Employee” shall mean an employee of the Company or its subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.7. “Director” shall mean a non-employee member of the Board.

2.8. “Dividend Equivalents” shall have the meaning set forth in Section 11.5.

2.9. “New Employee” shall mean any prospective and newly hired employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.10. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.11. “Fair Market Value” shall mean, with respect to Shares as of any date, the per Share closing price of the Shares (i) if the Shares are listed on a national securities exchange, the closing sale price reported as having occurred on the principal securities exchange on which the Shares are listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Shares are not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the final ask price reported on such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are not listed on a national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of the Shares as determined by the Committee in its sole discretion. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.12. “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.13. “Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.14. “Participant” shall mean a New Employee who is selected by the Committee to receive an Award under the Plan.

2.15. “Payee” shall have the meaning set forth in Section 12.2.

2.16. “Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

2.17 “Performance Cash” shall mean any cash incentives granted pursuant to Article 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.

2.18. “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

2.19. “Performance Share” shall mean any grant pursuant to Article 9 of an Award valued by reference to a designated number of Shares, which value will be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

2.20. “Performance Unit” shall mean any grant pursuant to Article 9 of an Award valued by reference to a designated amount of cash or property other than Shares, which value will be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.21. “Permitted Assignee” shall have the meaning set forth in Section 11.3.

2.22. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.23. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.24 “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, and that has such restrictions as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, and/or to receive any cash Dividend Equivalents with respect to such Awards, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate,

2.25 “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.

2.26. “Shares” shall mean the shares of common stock of the Company, par value $0.01 per share.

2.27. “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

2.28. “Subsidiary” shall mean any corporation (other than the Company) or limited liability company, or comparable foreign entity (each a “Covered Entity”) in an unbroken chain of Covered Entities beginning with the Company if, at the relevant time each of the Covered Entities other than the last Covered Entity in the unbroken chain owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock and other equity interests in one of the other Covered Entities in the chain.

3. SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. (a) Subject to adjustment as provided in Section 11.2, a total of 500,000 Shares shall be authorized for grant under the Plan. The Board may in its discretion increase the number of Shares available for Awards under the Plan from time to time.

(b) If any Shares subject to an Award are forfeited or expire or an Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, and (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

3.2. Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4. ELIGIBILITY AND ADMINISTRATION

4.1. Eligibility. Any New Employee shall be eligible to be selected as a Participant.

4.2. Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the New Employees to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each New Employee hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended, provided that no determination may be made after the grant of the Award that would impair the rights of the Participant in any material respect without the Participant’s written consent; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Document; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings.

(c) To the extent not inconsistent with applicable law or the rules and regulations of the principal securities exchange on which the Shares are traded, the “independent directors” (as defined by the rules of the principal securities exchange on which the Shares are traded) of the Board may exercise any or all of the authority of the Committee under the Plan.

5. OPTIONS

5.1. Grant of Options. Options may be granted hereunder to New Employees either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2. Award Documents. All Options shall be evidenced by a written Award Document in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3. Option Price. The option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of issuance of such Option.

5.4. Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of seven (7) years from the date the Option is granted, except in the event of death or disability.

5.5. Exercise of Options. (a) Vested Options granted under the Plan may be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Document) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b) Unless otherwise provided in an Award Document, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) with the consent of the Committee in any instance or through general administrative procedures approved by the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee in any instance or through general administrative procedures approved by the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Document (including same-day sales through a broker), or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.

5.6. Form of Settlement. In its sole discretion, the Committee may provide at the time an Option is granted that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities.

6. STOCK APPRECIATION RIGHTS

6.1. Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan, (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2. Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right on the date of issuance, which, except in connection with an adjustment provided in Section 11.2, shall not be less than the Fair Market Value of one Share on such date of issuance of the Stock Appreciation Right.

(b) The Committee shall determine in its sole discretion whether payment of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

(c) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(d) The Committee may impose such other conditions or restrictions on the terms of exercise and the grant price of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall have (i) a grant price not less than Fair Market Value on the date of grant (subject to the requirements of Section 409A of the Code with respect to a Stock Appreciation Right granted in conjunction with, but subsequent to, an Option), and (ii) a term not greater than seven (7) years except in the event of death or disability.

7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1. Grants. Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to New Employees either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award or Restricted Stock Unit Award shall be subject to vesting restrictions during the Vesting Period as specified by the Committee. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2. Award Documents. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in a written Award Document which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3. Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Document, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Document, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award. Except as otherwise provided in an Award Document any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award.

7.4 Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8. OTHER SHARE-BASED AWARDS

8.1. Grants. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to New Employees either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation. Other Share-Based Awards shall be subject to vesting restrictions during the Vesting Period as specified by the Committee. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Other Share-Based Awards.

8.2. Award Documents. The terms of Other Share-Based Awards granted under the Plan shall be set forth in a written Award Document which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant.

8.3. Payment. Except as may be provided in an Award Document, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9. PERFORMANCE AWARDS

9.1. Grants. Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to New Employees, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee.

9.2. Award Documents. The terms of any Performance Award granted under the Plan shall be set forth in a written Award Document which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

9.3. Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4. Payment. Except as provided in Article 11 or as may be provided in an Award Document, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10. CHANGE IN CONTROL PROVISIONS

10.1. Impact on Certain Awards. Award Documents or any other written agreement between the Participant and the Company may provide that in the event of a Change in Control of the Company (as defined in Section 10.3): (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed, or canceled if of no value.

10.2. Assumption or Substitution of Certain Awards.

(a) Unless otherwise provided in an Award Document or another written agreement between the Participant and the Company, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, if a Participant’s employment with such successor company (or a subsidiary thereof) is terminated within 12 months following such Change in Control (or prior thereto in connection with, the Change in Control) without Cause by the Company or the successor company or by the Participant with Good Reason: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment (or as of the date of the Change in Control if termination occurred prior to and in connection with the Change in Control) will immediately vest, become fully exercisable, and may thereafter be exercised for 12 months, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment (or as of the date of the Change in Control if termination occurred prior to and in connection with the Change in Control) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions and limitations and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards outstanding as of the date of such termination of employment (or as of the date of the Change in Control if termination occurred prior to and in connection with the Change in Control) shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 10.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided in an Award Document or another written agreement between the Participant and the Company, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute (as described in Section 10.2(a)) for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions and limitations and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

(c) The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, all outstanding Awards, other than Restricted Stock, shall terminate , and that immediately before such termination such Award may be exercised, to the extent exercisable, and/or that each Participant shall receive, with respect to each Share subject to such Award, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per share, if any, of such Award; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

10.3. Change in Control. For purposes of the Plan, unless otherwise provided in an Award Document or another written agreement between the Participant and the Company, Change in Control means the occurrence of any one of the following events:

(a) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b) Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance of or within 30 days after the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(c) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by securities into which such Company Voting Securities were converted pursuant to such Business Combination), (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”);

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

(e) The occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that a Change in Control of the Company shall then occur if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person at a level above 50%, other than in connection with the acquisition of stock in a public offering by the Company.

10.4. Cause. For purposes of the Plan, unless otherwise provided in an Award Document or employment agreement, Cause shall mean (i) willful failure by the Participant which is not cured within 30 days after written notice to the Participant from the Company to perform his or her material responsibilities to the Company, or (ii) willful misconduct by the Participant which results in material harm to the Company. The Participant shall be considered to have been discharged for Cause if the Company determines within 30 days after the Participant’s resignation, that discharge for Cause was warranted.

10.5. Good Reason. For purposes of the Plan, unless otherwise provided in an Award Document or employment agreement, Good Reason shall mean (i) any significant diminution in the Participant’s responsibilities from and after the date of the Change in Control, or (ii) any reduction in the annual salary or target incentive cash compensation of the Participant from and after the date of the Change in Control.

11. GENERALLY APPLICABLE PROVISIONS

11.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal securities market on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.

11.2. Adjustments. Except to the extent that Section 10.2 is applicable, in the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the maximum number of Shares that may be issued in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number.

11.3. Transferability of Awards. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Document relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

11.4. Termination of Employment. The Committee shall determine and set forth in each Award Document whether any Awards granted in such Award Document will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final. Except as may be provided in the Award Document issued to a Participant, or any other written agreement between the Participant and the Company, (i) Awards issued to a Participant stop vesting upon cessation of the Participant’s employment; and (ii) Awards that have vested at the time of cessation of employment and provision of services may be exercised for up to 90 days thereafter and will then terminate.

11.5. Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Document, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that such amounts and Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award.

12. MISCELLANEOUS

12.1. Award Documents. Each Award Document shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Document shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Documents on behalf of the Company. The Award Document shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

12.2. Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such

Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

12.3. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any New Employee the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such New Employee at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award in the event of termination of an employment or other relationship. No New Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of New Employees or Participants under the Plan.

12.4. Cancellation of Award; Forfeiture of Gain. Notwithstanding anything to the contrary contained herein, an Award Document or another written agreement between the Participant and the Company may provide that (a) if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary (including conduct contributing to any financial restatements or financial irregularities), or otherwise breaches any legal or contractual duty or obligation to the Company or any Subsidiary, as determined by the Committee in its sole discretion, or (b) if within the time period specified in the Award Document or other agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, then the Company may cancel any one or more Awards and the Participant will forfeit any gain realized on the vesting or exercise of the Award or Awards and must repay such gain to the Company.

12.5. Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.6. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

12.7. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

12.8. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

12.9. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

12.10. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee or the Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

12.11. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

12.12. Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date on which it is adopted by the Board. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the

Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect and be governed by the Plan until they have been exercised or terminated, or have expired.

12.13. Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to New Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for New Employees on assignments outside their home country.

12.14. Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

12.15. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.